Exhibit 23.2

Consent of Independent Chartered Professional Accountants

We have issued our report dated March 6, 2019, with respect to the consolidated financial statements of FHF Holdings Ltd. as of and for the years ended December 31, 2018 and 2017 included in the Current Report on Form 8-K/A of Tilray, Inc. dated May 13, 2019, which are incorporated by reference in this Registration Statement and related Prospectuses. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and related Prospectuses, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Mississauga, Canada

September 10, 2019